Exhibit 10.1

CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

This Agreement is entered into on July 29, 2025, by and between Yoshiharu Global Co., a corporation incorporated under the laws of the State of Delaware and listed on NASDAQ under the symbol “YOSH” (the “Issuer”), and Open Innovation Fund (the “Investor”).

Article 1 [Financing Overview]

1.	Issuance Amount: USD $4,400,000 (Four Million Four Hundred Thousand Dollars)

2.	Security Type: Secured, Subordinated Convertible Note (the “Note”)

3.	Interest Rate and Payment: 7.0% per annum, payable semi-annually in arrears

4.	Maturity: 3 years from the issuance date

5.	Conversion Terms:

○	Conversion Price: USD $4.41 per share

○	Conversion Period: The Note is convertible, at the option of the Investor, beginning six (6) months after the issuance date and at any time thereafter until the Note is no longer outstanding, subject to the ownership limit set forth in Article 2 and Article 4

○	Underlying Shares: Class A Common Stock

○	Refixing Adjustment Clause:

■	The conversion price shall be adjusted on the last day of each calendar month beginning six (6) months after the issuance date.

■	The adjusted price shall be the lower of:

1.	The then-effective conversion price; or

2.	90% of the arithmetic average of the closing prices of the Issuer’s shares over the 10 trading days immediately preceding the adjustment date.

■	Notwithstanding the foregoing, in no event shall the adjusted conversion price be reduced below $4.00.

○	Stock Split Adjustment:

■	In the event of a stock split, subdivision, or combination of the Class A Common Stock, the Conversion Price and the number of shares issuable upon conversion shall be appropriately and proportionately adjusted so that the rights of the Investor are not adversely affected.

■	The Issuer has implemented a 1-for-4 stock split. Accordingly, the original conversion price of $4.41 has been adjusted to $1.10 per share to reflect the split.

6.	Additional Profit Sharing: If any real property acquired, directly or indirectly, with the proceeds from this Note is sold or otherwise disposed of during the term of the Note, the Issuer shall pay to the Investor an amount equal to three percent (3%) of the net profit realized by the Issuer from such transaction, such payment to be made in cash. For purposes hereof, “net profit” means the gross cash proceeds received by the Issuer from such sale or disposition, less (i) the acquisition cost, (ii) transactional expenses, and (iii) the amount of any indebtedness secured by such property repaid in connection with such sale.

7.	Collateral Terms:

○	The obligations of the Issuer under this Note, including repayment of principal and interest, shall be secured by a second-priority security interest (lien) in and to the Issuer’s interest in any real property acquired by the Issuer, directly or indirectly, with the proceeds from this Note (the “Collateral Property”). The security interest shall be established pursuant to, and limited to the terms of, a separate security agreement and any necessary public recordings or filings required under applicable law.

○	The Issuer shall be permitted, at its discretion, to obtain financing from one or more third-party lenders for the acquisition, development, or renovation of the Collateral Property, and to grant such lender(s) a first-priority security interest (first lien) on the Collateral Property. The Investor acknowledges and agrees that its security interest under this Note shall be subordinate in all respects—including right of payment, priority, and remedies—to the rights of such first-priority lender(s), and shall enter into any intercreditor or subordination agreement reasonably required by such lender(s) and by applicable law.

○	Notwithstanding the foregoing, at no time shall the total principal amount of indebtedness secured by the Collateral Property exceed sixty percent (60%) of the acquisition price of such property.

○	The Issuer shall have no obligation to grant a security interest or lien in any other assets of the Issuer or its affiliates, and the Investor acknowledges that its recourse is limited to the Collateral Property to the extent of its security interest, subject to any superior interests of first-lien lenders.

8.	Use of Proceeds Restriction:

○	100% of proceeds must be used for acquisition, development, or renovation of real estate located in California.

○	Use of funds for debt repayment or other investments is strictly prohibited.

○	Breach of this clause entitles the Investor to demand immediate redemption of the outstanding principal and any accrued but unpaid interest, subject to the notice and cure period set forth in Article 5.

9.	Funds Control:

○	The investment funds shall be deposited into a designated and segregated control account.

○	Withdrawals from such account shall be permitted only for the purpose of funding approved real estate acquisitions or related development or renovation costs, consistent with the use of proceeds restriction above.

10.	Early Redemption Right (Put Option):

○	After twelve (12) months from the issuance date, the Investor may request, by written notice to the Issuer, repayment of the outstanding principal amount plus any accrued and unpaid interest.

○	In cases of default, misuse of funds, or other Material Adverse Events, immediate repayment can be demanded. For the purposes of this Section, “Material Adverse Event(s)” means any event, change, condition, circumstance, occurrence, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, operations, assets, properties, liabilities (actual or contingent), prospects, or financial condition of the Issuer and its subsidiaries, taken as a whole; or (ii) the Issuer’s ability to perform its obligations under this Agreement. For the avoidance of doubt, none of the following shall constitute a Material Adverse Event, either alone or in combination, unless such event has a disproportionate and material adverse effect on the Issuer compared to similarly situated companies in the same industry: (i) general economic or political conditions, or conditions affecting the securities markets; (ii) changes in laws, accounting rules, or tax regulations; (iii) acts of terrorism, war, or natural disasters; (iv) changes resulting from the announcement, execution, or performance of this Agreement.

11.	Call Option Restriction:

○	The Issuer shall not have any right to call or redeem this Note.

○	ABC Investment Partnership (the “Purchaser”) may, from August 8, 2026, to July 8, 2027, request the sale or transfer of up to 40% of the principal amount of the Note in aggregate on a monthly basis (the “Purchaser Sale Right”).

○	Call Premium: 2% (1% paid at issuance; additional 1% upon exercise of the Purchaser Sale Right under the preceding paragraph)

○	Even if the Purchaser does not exercise such Purchaser Sale Right, the remaining 1% premium shall be paid immediately after the end of the sale option period and shall not be refundable.

Article 2 [Ownership Limitation]

Notwithstanding anything to the contrary in this Agreement or the Note, the Investor shall not be entitled to convert any portion of the Note, and the Issuer shall not effect any such conversion, to the extent that, after giving effect to such conversion, the Investor (together with its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Investor under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) would beneficially own in excess of 9.99% of the then-outstanding shares of Class A Common Stock of the Issuer. Any conversion request that would result in beneficial ownership in excess of the specified percentage shall be reduced, and only such number of shares as may be issued without exceeding the 9.99% beneficial ownership limitation shall be issued in connection with such conversion. The Issuer shall be entitled to rely upon the Investor’s determination of beneficial ownership, provided that such reliance is in good faith.

Article 3 [Registration of Conversion Shares]

The Issuer shall, as soon as reasonably practicable after the issuance of this Note, file a registration statement with the U.S. Securities and Exchange Commission (SEC) covering the resale of the shares of Class A Common Stock issuable upon conversion of this Note by the Investor. It shall file a registration statement on Form S-1 or any other applicable form available to the Issuer. The Issuer shall use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable, and to maintain the effectiveness of such registration statement for so long as the Note remains outstanding or any conversion shares are held by the Investor.

Upon effectiveness, the shares issued upon conversion shall be freely tradable by the Investor, subject to applicable laws and regulations.

Article 4 [Nasdaq 20% Rule; Shareholder Approval]

Notwithstanding anything to the contrary herein, the aggregate number of shares of the Issuer’s Class A Common Stock issuable upon conversion of this Note (the “Conversion Shares”) shall not exceed 19.99% of the Issuer’s total outstanding shares (calculated as of the issuance date of this Note), unless and until the Issuer obtains the requisite shareholder approval in accordance with Nasdaq Listing Rule 5635(d).

The Issuer shall use its commercially reasonable efforts to obtain such shareholder approval at a duly convened meeting of shareholders, to be held no later than six (6) months following the date of issuance of this Note, and in any event prior to the expiration of the lock-up period applicable to the Conversion Shares.

The Issuer shall further use its commercially reasonable efforts to file and cause the effectiveness of a registration statement (on Form S-1) covering the resale of all Conversion Shares, prior to such shareholder meeting or, at the latest, prior to the lifting of any lock-up restrictions.

Article 5 [Representations and Warranties]

1.	The Issuer represents and warrants that it has full legal authority to enter into and perform this Agreement and that execution and performance do not violate any governing documents or applicable laws.

2.	The Investor represents that it has obtained all internal approvals necessary for entering into this Agreement.

Article 6 [Covenants]

1.	The Issuer shall reserve sufficient authorized shares for conversion and shall promptly take corporate actions required for additional shares if needed.

2.	The Issuer shall faithfully comply with all terms related to use of proceeds, conversion, and collateral. In the event of any Material Breach by the Issuer of such terms, the Investor shall deliver written notice to the Issuer specifying the nature of the breach. The Issuer shall have fifteen (15) calendar days from receipt of such notice to cure the breach to the reasonable satisfaction of the Investor. Only if the breach remains uncured after the expiration of such fifteen (15) day period shall the Investor have the right to require early redemption of the Note pursuant to this Agreement.

3.	For purposes of this Agreement, a “Material Breach” means any breach, default, or failure by the Issuer to perform or comply with any term, covenant, or obligation under this Agreement, which (i) substantially defeats the purpose of this Agreement, (ii) relates to an essential provision of this Agreement, or (iii) deprives the Investor of a material benefit that the Investor reasonably expected to receive under the Agreement. For the avoidance of doubt, a Material Breach does not include minor, technical, or inconsequential failures that do not significantly impair the rights or interests of the Investor. Whether a breach is material will be determined in good faith considering the nature and effect of the breach in the overall context of the Agreement.

Article 7 [Events of Default]

If any of the following occurs, the Investor may, by written notice to the Issuer, declare the entire unpaid principal and accrued interest due and payable immediately:

1.	Failure to pay any principal or interest when due and such failure continues for more than 10 days after written notice thereof;

2.	Insolvency, bankruptcy, or liquidation filing by or against the Issuer that is not withdrawn or dismissed within sixty (60) days;

3.	Any Material Breach of this Agreement that remains uncured after expiration of the applicable cure period in Article 6.

Article 8 [Governing Law and Jurisdiction]

1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States.

2.	Any disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Delaware Court of Chancery, and if the Delaware Court of Chancery lacks subject matter jurisdiction, any other state or federal court located within the State of Delaware. Each party hereby waives any objection based on forum non conveniens and any objection to the laying of venue of any such action or proceeding in such courts.

Article 9 [Entire Agreement and Amendments]

1.	This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, and agreements, whether oral or written.

2.	No modification or amendment of this Agreement shall be valid unless made in writing and signed by both parties.

Article 10 [General Provisions]

1.	Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally, (b) when sent by email with confirmation of transmission, or (c) one (1) business day after being deposited with a reputable overnight courier, addressed to the parties at their respective addresses set forth herein (or such other address as designated by written notice).

2.	No Waiver; Cumulative Remedies. No failure or delay by any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies otherwise available.

3.	Severability. If any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions shall continue in full force and effect.

4.	Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that the Investor may assign the Note to an affiliate or as otherwise permitted under applicable securities laws, with written notice to the Issuer.

5.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

6.	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic means (including PDF) shall be effective as delivery of a manually executed counterpart.

7.	Further Assurances. Each party agrees to execute and deliver such additional documents and take such further actions as may be reasonably necessary to carry out the purposes of this Agreement and the transactions contemplated herein.

8.	Translation. This Agreement may be executed in multiple language versions. In the event of any inconsistency or conflict between the English version of this Agreement and any translation thereof, the English version shall control and prevail in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Subscription Agreement as of the date first written above.

Issuer:

Yoshiharu Global Co.

By:
Jiwon Kim, CEO
Date: July 29th, 2025

Investor:

Name/Entity: Open Innovation Fund

By:
Date: July 29th ,2025